The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration Number 333-254315

SUBJECT TO COMPLETION, DATED AUGUST 9, 2021

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated April 20, 2021)

$

Acres Commercial Realty Corp.

% Senior Notes due

ACRES Commercial Realty Corp. (the “issuer,” “we,” “our,” “us,” “ACRES,” or the “Company”) is offering $                 in aggregate principal amount of its                 % Senior Notes due                  (the “Notes”). Interest on the Notes is payable on                  and                  of each year, commencing                 , 2022. The Notes will mature on                 ,                 .

Prior to                 ,                  (the “Par Call Date”), we may redeem some or all of the Notes at a price equal to 100% of their principal amount plus a “make-whole” premium as set forth under “Description of the Notes—Optional Redemption.” In addition, we may redeem some or all of the Notes on or after the Par Call Date (three months prior to their maturity date) at a redemption price equal to 100% of the aggregate principal amount of the Notes. In each case, we must also pay accrued and unpaid interest to, but not including, the redemption date. See “Description of the Notes—Optional Redemption.”

The Notes will be unsecured senior obligations of the issuer, will rank equally in right of payment with all of our existing and future unsecured senior debt, including our existing 4.50% convertible senior notes due 2022 (the “4.50% Convertible Senior Notes”) and 12.00% senior unsecured notes due 2027 (the “12.00% Senior Unsecured Notes due 2027”), and will rank senior in right of payment to all of our future subordinated debt, if any. The Notes will be effectively subordinated to any of our existing and future secured debt, to the extent of the value of the assets securing such debt. In addition, the Notes will be structurally subordinated to the indebtedness, other liabilities and preferred equity of any of our subsidiaries.

The Notes will be a new issue of securities with no established trading market. We do not intend to apply for the Notes to be listed on any securities exchange or to arrange for the Notes to be quoted on any automated quotation system.

We are a Maryland corporation and we conduct our operations as a real estate investment trust (“REIT”) for federal income tax purposes while operating our business in a manner that allows us to maintain an exclusion from registration under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

You should carefully consider the risk factors referred to in the sections titled “Risk Factors” beginning on page S-6 of this prospectus supplement, page 3 in the accompanying prospectus and under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, each of which are incorporated by reference herein, as well as additional risks that may be described in future reports of information that we file with the U.S. Securities and Exchange Commission (“SEC”), which are incorporated by reference in this prospectus supplement and the accompanying prospectus, before investing in our Notes.

	Per Note		Total
Price to the public(1)		%	$
Underwriting discounts(2)		%	$
Proceeds to the issuer (before expenses)(1)		%	$

(1)	Plus accrued interest, if any, from , 2021.
(2)	For additional information regarding underwriting compensation, please see “Underwriting beginning on page S-32.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants against payment on or about                , 2021.

Sole Book-Running Manager

Raymond James

The date of this prospectus supplement is                , 2021.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts, a prospectus supplement and an accompanying prospectus, dated April 20, 2021. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC, utilizing the SEC’s “shelf” registration process. This prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of shares of Notes, adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in this prospectus supplement or in the accompanying prospectus after the date of this prospectus supplement) the statement in the document having the later date modifies or supersedes the earlier statement.

Before you invest in our Notes, you should read the registration statement of which this document forms a part and this document, including the documents incorporated by reference herein that are described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. Neither we nor the underwriters are making an offer of the Notes in any jurisdiction where the offer is not permitted. Persons who come into possession of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

We are responsible for the information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus issued by us and the documents incorporated or deemed incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information, and neither we nor the underwriters take responsibility for any other information that others may give you. This prospectus supplement may be used only where it is legal to sell the Notes offered hereby. You should assume that the information in this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any document incorporated or deemed incorporated herein by reference is accurate only as of the date on the front cover of those respective documents. Our business, financial condition, results of operations and prospects may have changed since such dates.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the Notes. Neither we nor the underwriters are making any representation to you regarding the legality of an investment in the Notes by you under applicable investment or similar laws.

As used in this prospectus supplement, unless otherwise indicated, the terms the “issuer,” “we,” “our,” “us,” “ACRES,” or the “Company” refer to ACRES Commercial Realty Corp. (formerly known as Exantas Capital Corp.) and its subsidiaries, “Manager” refers to ACRES Capital, LLC, our external manager, and “ACRES Capital” refers to ACRES Capital Corp. and its affiliated companies, including our Manager.

S-ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein contain forward-looking statements that involve risks and uncertainties. These forward-looking statements are not historical facts but rather are based on current beliefs, assumptions and expectations regarding our future performance, taking into account all information currently known to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should not place undue reliance on these forward-looking statements, which reflect our view only as of the date of this prospectus supplement. We use words such as “anticipate,” “could,” “expect,” “intend,” “plan,” “may,” “believe,” “potential,” “project,” “should,” “will,” “seek,” “estimate,” “would” or the negative of these terms or variations of these words and similar expressions to identify forward-looking statements. Forward-looking statements are subject to various risks and uncertainties that could cause actual results to vary from our forward-looking statements, including:

•

the factors described in our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, incorporated by reference in this prospectus supplement and the accompanying prospectus, including those set forth under the sections captioned “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations;”

•	changes in our industry, interest rates, the debt securities markets, real estate markets or the general economy;

•	increased rates of default and/or decreased recovery rates on our investments;

•	the performance and financial condition of our borrowers;

•

the cost and availability of our financings, which depend in part on our asset quality, the nature of our relationships with our lenders and other capital providers, our business prospects and outlook and general market conditions;

•	the availability and attractiveness of terms of additional debt repurchases;

•	availability, terms and deployment of short-term and long-term capital;

•	availability of, and ability to retain, qualified personnel;

•	changes in our business strategy;

•	the degree and nature of our competition;

•	the resolution of our non-performing and sub-performing assets;

•	the outbreak of widespread contagious disease, such as the novel coronavirus, COVID-19;

•	our ability to comply with financial covenants in our debt instruments;

•	the adequacy of our cash reserves and working capital;

•	the timing of cash flows, if any, from our investments;

•	unanticipated increases in financial and other costs, including a rise in interest rates;

•	our ability to maintain compliance with over-collateralization and interest coverage tests in our CDOs and/or CLOs;

•	our dependence on our Manager and ability to find a suitable replacement in a timely manner, or at all, if our Manager or we were to terminate the management agreement;

•	environmental and/or safety requirements;

S-iii

•

our ability to satisfy complex rules in order for us to qualify as a REIT, for federal income tax purposes and qualify for our exemption under the Investment Company Act of 1940, as amended, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules; and

•	legislative and regulatory changes (including changes to laws governing the taxation of REITs or the exemptions from registration as an investment company).

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus supplement and the accompanying prospectus might not occur and actual results, performance or achievement could differ materially from that anticipated or implied in the forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

MARKET AND OTHER INDUSTRY DATA

This prospectus supplement includes and incorporates by reference market and other industry data and estimates that are based on our management’s knowledge and experience in the markets in which we operate. The sources of such data generally state that the information they provide has been obtained from sources they believe to be reliable, but we have not investigated or verified the accuracy and completeness of such information. Our own estimates are based on information obtained from our and our affiliates’ experience in the markets in which we operate and from other contacts in these markets. We are responsible for all of the disclosure contained or incorporated by reference in this prospectus supplement, and we believe our estimates to be accurate as of the date of this prospectus supplement, such other date stated in this prospectus supplement or such date as of the document incorporated herein. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for the estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market and other industry data included and incorporated by reference in this prospectus supplement, and estimates and beliefs based on that data, may not be reliable.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain significant aspects of our business. This is a summary of information contained elsewhere in this prospectus supplement and the accompanying prospectus and incorporated by reference herein, is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus supplement, including the information presented under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” and the accompanying prospectus, the documents incorporated by reference herein or therein and the consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties.

The Company

We are a Maryland corporation, incorporated in 2005, and a real estate finance company that is organized and conducts our operations to qualify as a REIT for federal income tax purposes under the Internal Revenue Code of 1986, as amended, or the Code. Our investment strategy is primarily focused on originating, holding and managing commercial real estate, or CRE, mortgage loans and other commercial real estate-related debt investments. We are externally managed by ACRES Capital, LLC, a commercial subsidiary of ACRES Capital Corp., a private commercial real estate lender exclusively dedicated to nationwide middle market CRE lending with a focus on multifamily, student housing, hospitality, office and industrial in top United States, or U.S., markets. Our Manager acquired our management contract on July 31, 2020 from our previous manager, Exantas Capital Manager Inc., a subsidiary of C-III Capital Partners LLC. On February 16, 2021, we amended our charter to change our name to ACRES Commercial Realty Corp. from Exantas Capital Corp. Our Manager draws upon the management team of ACRES Capital and its collective investment experience to provide its services.

Our objective is to provide our stockholders with total returns over time, including quarterly distributions and capital appreciation, while seeking to manage the risks associated with our investment strategies as well as to maximize long-term stockholder value by maintaining stability through our available liquidity and diversified CRE loan portfolio. We finance a substantial portion of our portfolio investments through borrowing strategies seeking to match the maturities and repricing dates of our financings with the maturities and repricing dates of our investments, and, historically, we have sought to mitigate interest rate risk through derivative investments.

Our investment strategy targets the following CRE credit investments, including:

•	Floating first mortgage loans, which we refer to as whole loans;

•	First priority interests in first mortgage loans, which we refer to as A-notes;

•	Subordinated interests in first mortgage loans, which we refer to as B-notes;

•	Mezzanine debt related to CRE that is senior to the borrower’s equity position but subordinated to other third-party debt;

•	Preferred equity investments related to CRE that are subordinate to first mortgage loans and are not collateralized by the property underlying the investment; and

•	CRE investments.

We generate our income primarily from the spread between the revenues we receive from our assets and the cost to finance our ownership of those assets, including corporate debt and from hedging interest rate risks.

Our principal office is located in leased space at 865 Merrick Avenue, Suite 200 S, Westbury, New York 11590 and our telephone number is (516) 535-0015. Our website is located at www.acresreit.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus supplement or the accompanying prospectus or any other report or document we file with or furnish to the SEC.

THE OFFERING

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the Notes, see “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” beginning on page 10 of the accompanying prospectus.

Issuer	ACRES Commercial Realty Corp.

Notes Offered by Us	$ in aggregate principal amount of % Senior Notes due .

Maturity	The Notes will mature on , .

Interest	Interest on the Notes will be payable semi-annually in cash on and of each year, beginning on , 2022.

Yield to maturity	%

Day Count Basis	360-day year consisting of twelve 30-day months

Interest Payment Dates	Each and , beginning on , 2022. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional payment will be due as a result of such delay.

Ranking

The Notes will be unsecured senior obligations of the issuer, will rank equally in right of payment with all of our existing and future unsecured senior debt, including our 4.50% Convertible Senior Notes and our 12.00% Senior Unsecured Notes due 2027, and will rank senior in right of payment to all of our future subordinated debt, if any. The Notes will be effectively subordinated to any of our existing and future secured debt, to the extent of the value of the assets securing such debt. In addition, the Notes will be structurally subordinated to the indebtedness, other liabilities and preferred equity of any of our subsidiaries.

The Notes offered by this prospectus supplement and any additional Notes would rank equally and ratably in right of payment and would be treated as a single series of debt securities for all purposes under the indenture.

As of June 30, 2021, after giving effect to this offering and the expected use of proceeds therefrom, including the expected redemption of $50.0 million aggregate principal amount of our 12.00% Senior Unsecured Notes due 2027, we on a consolidated basis would have had                  aggregate principal amount of debt outstanding, including $1.1 billion aggregate principal amount of secured bonds held in consolidated variable interest entities and $67.4 million aggregate principal amount of other secured indebtedness.

Denominations	We will issue the Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Optional Redemption	Prior to the Par Call Date, we may redeem on any one or more occasions some or all of the Notes before they mature. The redemption price will equal the sum of (1) an amount equal to one hundred percent (100%) of the principal amount of the Notes being redeemed plus accrued and unpaid interest up to, but not including, the redemption date and (2) a make-whole premium. Notwithstanding the foregoing, if any of the Notes are redeemed on or after , (three months prior to the maturity date of the Notes) (i.e., the Par Call Date), the redemption price will not include a make-whole premium.

Use of Proceeds	We intend to use the proceeds of this offering to redeem up to all $50 million aggregate principal amount of our outstanding 12.00% Senior Unsecured Notes due 2027, which we anticipate will result in a payment of approximately $55.3 million, inclusive of all payments of principal, interest and fees. The amount and timing at which any such redemptions may be effected will be in our sole discretion. The 12.00% Senior Unsecured Notes due 2027 mature on July 31, 2027 and bear interest at 12.00% per annum. Any remaining net proceeds from this offering will be used to make loan originations consistent with our investment policies and for general corporate purposes. Pending these uses, the net proceeds of this offering will be held in interest-bearing bank accounts or invested in readily marketable interest-bearing securities, which are consistent with maintaining our qualification as a REIT for federal income tax purposes. See “Use of Proceeds.”

Certain Covenants	In addition to standard covenants relating to payment of principal and interest, maintaining an office where payments may be made or the Notes may be surrendered for payment and related matters, the indenture governing the Notes will contain covenants that, among other things, require ACRES to maintain certain financial ratios and limit our ability to incur additional indebtedness. See “Description of the Notes—Certain Covenants.”

Change of Control Repurchase Event	If we experience a Change of Control Repurchase Event (each as defined herein), unless we have previously given notice of our intention to exercise our right to redeem the notes, each holder will have the right to require us to offer to repurchase all of the Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase. See “Description of Notes—Offer to Repurchase Upon a Change of Control Repurchase Event.”

Events of Default	If an event of default (as described in the section titled “Description of the Notes—Events of Default” in this prospectus supplement) on the Notes occurs, the principal amount of the Notes, plus accrued and unpaid interest, may be declared immediately due and payable, subject to the conditions set forth in the indenture governing the Notes.

Form of Notes	The Notes will be represented by one or more global notes that will be deposited and registered in the name of DTC or its nominee. You will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations which are participants in DTC.

Trustee, Paying Agent and Security Registrar

Wells Fargo Bank, N.A. will be the trustee, paying agent and registrar. Wells Fargo Bank, N.A., in each of its capacities, including without limitation as trustee, paying agent and security registrar, will assume no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information, or for any information provided to it by us, including but not limited to settlement amounts and any other information.

We may maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Further Issuances	We have the ability to issue additional debt securities under the indenture with terms different from the Notes and, without the consent of the holders of the Notes, to reopen the Notes and issue additional Notes. If we issue additional debt securities, these additional debt securities could have a lien or other security interest greater than that accorded to the holders of the Notes, which are unsecured.

Governing Law	The indenture and the Notes will be governed by the laws of the State of New York.

Global Clearance and Settlement Procedures	Interests in the Notes will trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. None of the issuer, the trustee or the paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Risk Factors	An investment in the Notes involves risk. You should carefully consider the information set forth in the section entitled “Risk Factors” beginning on page S-6 of this prospectus supplement and in the sections entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021.

RISK FACTORS

An investment in the Notes involves risk. You should carefully consider the risk factors appearing below and in the sections entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, which are incorporated by reference into this prospectus supplement in their entirety, any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, before acquiring our Notes. These risk factors may be amended or supplemented or superseded from time to time by other reports we file with the SEC in the future. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also materially and adversely affect our business, financial condition, results of operations or liquidity. If any of the events or developments actually occurs, our business, financial condition and results of operations may suffer. In that case, the value of the Notes may decline, and you could lose all or part of your investment.

Risks Related to this Offering

We have a substantial amount of indebtedness which may limit our financial and operating activities, and the indenture governing the Notes includes certain financial covenants, any of which may adversely affect our ability to incur additional debt to fund future needs.

As of June 30, 2021, we have approximately $300.6 million of indebtedness outstanding related to our portfolio, excluding indebtedness relating to the portion of the consolidated VIEs that we do not own, but are required to consolidate pursuant to applicable accounting standards. The indenture that will govern the Notes offered hereby will contain covenants that require us to, among others, maintain a maximum net debt to equity ratio, a minimum tangible net worth, a minimum EBITDA to interest expense coverage ratio and a minimum consolidated unencumbered assets ratio. The indenture that will govern the Notes offered hereby will contain other customary covenants and events of default.

Payments of principal and interest on borrowings may leave us with insufficient cash resources to acquire additional investments or pay the dividends necessary to maintain our REIT qualification. Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

•	require us to dedicate a substantial portion of cash flow from operations to the payment of principal, and interest on, indebtedness, thereby reducing the funds available for other purposes;

•	make it more difficult for us to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect our ability to meet operational needs;

•	force us to dispose of one or more of our investments, possibly on unfavorable terms or in violation of certain covenants to which we may be subject;

•	subject us to increased sensitivity to interest rate increases;

•	make us more vulnerable to economic downturns, adverse industry conditions or catastrophic external events;

•	limit our ability to withstand competitive pressures;

•	limit our ability to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•	reduce our flexibility in planning for or responding to changing business, industry and economic conditions; and/or

•	place us at a competitive disadvantage to competitors that have relatively less debt than we have.

If any one of these events were to occur, our financial condition, results of operations, cash flow and trading price of our securities could be adversely affected.

Despite our existing indebtedness, certain of our agreements, including the indenture governing the Notes, permit us and our subsidiaries to incur significantly more debt. This could intensify the risks described above.

The indenture governing the Notes offered hereby contain limited financial covenants. The indenture governing the Notes includes the ability to incur additional indebtedness so long as the incurrence would not cause us to exceed a certain financial ratio (see “Description of the Notes—Certain Covenants”). Accordingly, so long as we comply with the limited financial covenants and do not exceed such financial ratio, we or our subsidiaries could incur significant additional indebtedness in the future. The more leveraged we become, the more we, and in turn our security holders, become exposed to the risks described above under “—We have a substantial amount of indebtedness which may limit our financial and operating activities and may adversely affect our ability to incur additional debt to fund future needs.”

We may not be able to generate sufficient cash to service all of our indebtedness, including the Notes, and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.

Our ability to pay principal and interest on the Notes and to satisfy our other debt obligations will depend upon, among other things:

•

our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

•	our ability to access the capital and financial markets on commercially reasonable terms.

We cannot assure you that our business will generate sufficient cash flow from operations, or that we will be able to access the capital and financial markets, in an amount sufficient to fund our liquidity needs, including the payment of principal and interest on the Notes.

If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to sell assets, seek additional capital or restructure or refinance our indebtedness, including the Notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt agreements, including the indenture governing the Notes offered hereby, may restrict us from adopting some of these alternatives. Without such resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due.

Repayment of our debt, including the Notes, is dependent on cash flow generated by our subsidiaries.

Our subsidiaries own substantially all of our assets and conduct substantially all of our operations. Accordingly, repayment of our indebtedness, including the Notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our subsidiaries do not have any obligation to pay amounts due on the Notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the Notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the Notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.

Any default under the agreements governing our indebtedness that is not waived by the required lenders and the remedies sought by the holders of such indebtedness could substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to make required payments of principal, premium, if any, or interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all of the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest. If our operating performance declines, we may in the future need to seek waivers from the required lenders to avoid being in default under the agreements governing our indebtedness. If we breach our covenants under the agreements governing our indebtedness and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the agreements governing our indebtedness, and the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation.

The Notes will not be secured by any of our assets and therefore will be effectively subordinated to our existing and future secured indebtedness.

The Notes will be general unsecured obligations ranking effectively junior in right of payment to our existing and future secured debt to the extent of the value of the assets securing such debt. The indenture governing the Notes will permit the incurrence of additional debt, which may be secured debt. See “Description of Notes.” In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, creditors whose debt is secured by our assets will be entitled to the remedies available to secured holders under applicable laws, including the foreclosure of the collateral securing such debt, before any payment may be made with respect to the Notes. As a result, there may be insufficient assets to pay amounts due on the Notes and holders of the Notes may receive less, ratably, than holders of secured indebtedness.

We may not be able to repurchase the Notes upon a change of control triggering event.

Upon a change of control repurchase event (as defined in the indenture governing the Notes), each holder of notes will have the right to require that we repurchase all or any part (in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess thereof) of that holder’s notes at a repurchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, unless we have previously given notice of our intention to exercise our right to redeem the Notes. We may not have sufficient financial resources to purchase all of the Notes that are tendered upon a change of control triggering event offer or, if then permitted under the indenture governing the Notes, to redeem the Notes. We also may be contractually restricted pursuant to the terms governing our existing indebtedness from purchasing all or some of the Notes tendered upon a change of control triggering event. A failure to make the applicable change of control repurchase event offer or to pay the applicable change of control event purchase price when due would result in a default under the indenture. See “Description of Notes—Certain Definitions—Change of Control Repurchase Event.”

The Notes currently have no established trading or other public market, and an active trading market may not develop for the Notes or, if it develops, may not be maintained.

The failure of a market developing for the Notes could affect the liquidity and value of the Notes and you may not be able to sell the Notes readily, or at all, or at or above the price that you paid. We do not intend to apply for the listing of the Notes on any national securities exchange or any automated dealer quotation system.

As a result, an active trading market for the Notes may not develop or be sustained. We have been informed by the underwriters that they currently intend to make a market in these Notes after this offering is completed. However, the underwriters are under no obligation to do so, and one or more underwriters may cease market-making at any time.

We cannot assure you that any market for the Notes will develop, or if one does develop, that it will be liquid. If the Notes are traded, they may trade at a discount from their initial offering price, depending on the number of holders of the Notes, the interest of securities dealers in making a market for the Notes, prevailing interest rates, the market for similar securities, our credit rating, our operating performance and financial condition, the prospects for companies in our industry generally and other factors. If an active trading market does not develop, the market price and liquidity of the Notes may be adversely affected. As a result, we cannot assure you that you will be able to sell any of the Notes at a particular time, at attractive prices, or at all. Thus, you may be required to bear the financial risk of your investment in the Notes indefinitely.

Our credit ratings may not reflect all risks of your investments in the Notes.

The credit ratings assigned to the Notes are limited in scope and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Any agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value of the Notes and increase our corporate borrowing costs. Neither we, the trustee nor any underwriter undertakes any obligation to maintain the ratings or to advise holders of Notes of any change in ratings.

The Notes will be structurally subordinated to all indebtedness, other liabilities and preferred equity of our subsidiaries.

The Notes will be structurally subordinated to the indebtedness, other liabilities and preferred equity of our subsidiaries. These subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. As of June 30, 2021, our subsidiaries had $63.3 million of outstanding indebtedness to third parties, excluding indebtedness relating to the portion of our consolidated VIEs that we do not own, but are required to consolidate pursuant to applicable accounting standards. Any right that we have to receive any assets of any of our subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of Notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be structurally subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, these subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us.

The Notes will initially be held in book-entry form and, therefore, holders must rely on the procedures and the relevant clearing systems to exercise their rights and remedies.

Unless and until certificated notes are issued in exchange for book-entry interests in the Notes, owners of the book-entry interests will not be considered owners or holders of notes. Instead, DTC, or its nominee, will be the sole holder of the notes. Payments of principal, interest and other amounts owing on or in respect of the Notes in global form will be made to the paying agent, which will make payments to DTC. Thereafter, such payments will be credited to DTC participants’ accounts that hold book-entry interests in the Notes in global form and credited by such participants to indirect participants. Unlike holders of the Notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the Notes. Instead, if a holder owns a book-entry interest, such holder will be permitted to act only to the extent such holder has received appropriate proxies to do so from DTC or, if applicable, a participant. We cannot assure holders that the procedures implemented for the granting of such proxies will be sufficient to enable holders to vote on any requested actions on a timely basis.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $                 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the proceeds of this offering to redeem up to all $50 million aggregate principal amount of our outstanding 12.00% Senior Unsecured Notes due 2027, which we anticipate will result in a payment of approximately $55.3 million, inclusive of all payments of principal, interest and fees. The amount and timing at which any such redemptions may be effected will be in our sole discretion, and if the net proceeds from this offering are not sufficient to redeem all of the outstanding 12.00% Senior Unsecured Notes due 2027, then such unredeemed amount may remain outstanding. The 12.00% Senior Unsecured Notes due 2027 mature on July 31, 2027 and bear interest at 12.00% per annum. Remaining net proceeds from this offering, if any, will be used to make loan originations consistent with our investment policies and for general corporate purposes. Pending these uses, the net proceeds of this offering will be held in interest-bearing bank accounts or invested in readily marketable interest-bearing securities, which are consistent with maintaining our qualification as a REIT for federal income tax purposes. We expect that these temporary investments will provide a lower net return than we hope to achieve with our general investment policies.

DESCRIPTION OF THE NOTES

The following description of the terms of the notes (referred to in the accompanying prospectus as the “debt securities”) supplements, and to the extent inconsistent, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus. The following description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual terms and provisions of the notes and the indenture. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the notes or the indenture, as applicable. As used in this section, the term “Issuer,” “we,” “our,” “us,” or “ACRES” refers to ACRES Commercial Realty Corp. and not to any of its subsidiaries. This description does not restate the indenture in its entirety. We urge you to read the indenture, because it, and not this description, defines your rights as holders of the notes. You may request copies of the indenture and the form of the notes at our address set forth under the heading “Where You Can Find More Information” in this prospectus supplement.

General

The notes will be issued pursuant to an indenture, to be dated as of August    , 2021, between ACRES, as issuer, and Wells Fargo Bank, National Association, as trustee, and a supplemental indenture, to be dated as of August    , 2021 (together, the “indenture”), between ACRES, as issuer, and Wells Fargo Bank, National Association, as trustee.

The notes will be unsecured senior obligations of the Issuer, will rank equally in right of payment with any of our existing and future unsecured senior Indebtedness (as defined below), including our existing 12.00% Senior Unsecured Notes due 2027 and our existing 4.50% Convertible Senior Notes due 2022. The notes will be effectively subordinated in right of payment to all of our existing and future secured Indebtedness, if any, to the extent of the value of the assets securing such Indebtedness and will be structurally subordinated in right of payment to all indebtedness, other liabilities, including trade payables, and preferred equity of any of our subsidiaries. As of June 30, 2021, after giving effect to this offering and the expected use of proceeds therefrom, including the expected redemption of $50.0 million aggregate principal amount of our 12.00% Senior Unsecured Notes due 2027, we on a consolidated basis would have had                 aggregate principal amount of debt outstanding, including $1.1 billion aggregate principal amount of secured bonds held in consolidated variable interest entities,                 aggregate principal amount of the notes offered hereby, $143.8 million aggregate principal amount of 4.50% Convertible Senior Notes, $67.4 million aggregate principal amount of other secured indebtedness and $51.5 million aggregate principal amount of unsecured junior subordinated debentures. See “Risk Factors—We have a substantial amount of indebtedness which may limit our financial and operating activities, and the indenture governing the Notes includes certain financial covenants, any of which may adversely affect our ability to incur additional debt to fund future needs.” and “Risk Factors—The notes will be structurally subordinated to all indebtedness, other liabilities and preferred equity of our subsidiaries.”

The notes will initially be limited to an aggregate principal amount of $                . We may from time to time, without notice to or consent of existing holders of the notes, create and issue additional notes having the same terms and conditions as the notes offered by this prospectus supplement in all respects, except for the Issue Date (as defined below) and, under certain circumstances, the issue price and first payment of interest thereon; provided that such issuance complies with the covenants described under “—Certain Covenants.” Additional notes issued in this manner will be consolidated with and will form a single series with the previously outstanding notes; provided, however, that, if such additional notes will not be fungible with the applicable previously outstanding notes for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number. The notes offered by this prospectus supplement and any additional notes would rank equally and ratably in right of payment and would be treated as a single series of debt securities for all purposes under the indenture.

Subject to compliance with the financial covenants described below, the indenture will not limit the amount of debt we may issue under the indenture or otherwise.

The notes will be issued only in fully registered, book-entry form, in denominations of $2,000 and integral multiples of $1,000 in excess thereof, except under the limited circumstances described below under “—Book-Entry, Delivery and Form.” The registered holder of a note will be treated as its owner for all purposes.

If any interest payment date, stated maturity date, redemption date or repurchase date is not a business day, the payment otherwise required to be made on such date will be made on the next business day without any additional payment as a result of such delay. All payments will be made in U.S. dollars.

The terms of the notes provide that we are permitted to withhold from interest payments and payments upon a redemption or maturity of the notes any amounts we are required to withhold by law. For example, non-United States holders of notes may, under some circumstances, be subject to U.S. federal withholding tax with respect to payments of interest on the notes. See “Supplemental Material United States Federal Income Tax Considerations—Non-U.S. Holders” in this prospectus supplement.

Except as described in this prospectus supplement under the heading “—Merger, Consolidation or Sale,” the indenture will not contain any provisions that would limit our ability to incur indebtedness or that would afford you protection in the event of:

•	a highly leveraged or similar transaction involving us or any of our affiliates;

•	a change of control; or

•	a reorganization, restructuring, merger or similar transaction involving us that may adversely affect you.

We or one of our affiliates may, to the extent permitted by applicable law, at any time purchase notes at any price in the open market, by tender or by private agreement. Any notes so repurchased may not be reissued or resold and will be canceled promptly.

Interest

Interest on the notes will accrue at the rate of     % per year, from and including                , 2021 or the most recent interest payment date to which interest has been paid or provided for, and will be payable semiannually in arrears on and                 of each year, beginning on                , 2022.

The interest so payable will be paid to each holder in whose name a note is registered at the close of business on                or                 (whether or not a business day) immediately preceding the applicable interest payment date. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

If we redeem the notes in accordance with the terms of such notes, we will pay accrued and unpaid interest and premium, if any, to the holder that surrenders such notes for redemption. However, if a redemption falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest and premium, if any, due on such interest payment date to the holder of record at the close of business on the corresponding record date.

Maturity

The notes will mature on                ,                and will be paid against presentation and surrender thereof at the corporate trust office of the trustee unless earlier redeemed by us at our option, as described under “—Optional Redemption” below. The notes will not be entitled to the benefits of, or be subject to, any sinking fund.

Optional Redemption

We may redeem on any one or more occasions some or all of the notes before they mature. The redemption price will equal the sum of (1) an amount equal to one hundred percent (100%) of the principal amount of the notes being redeemed plus accrued and unpaid interest up to, but not including, the redemption date and (2) a

make-whole premium. Notwithstanding the foregoing, if any of the notes are redeemed on or after                ,                (three months prior to the maturity date of the notes) (i.e., the Par Call Date), the redemption price will not include a make-whole premium. Calculation of the redemption price will be made by us or on our behalf by such persons as we shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the trustee.

We will calculate the make-whole premium with respect to any notes redeemed before the Par Call Date as the excess, if any, of:

•

the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if such notes matured on the Par Call Date from the redemption date to the Par Call Date (exclusive of any accrued interest required to be paid on the applicable redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points; or

•	100% of the principal amount of the notes.

“Comparable Treasury Issue” means the United States Treasury security selected by us as having a maturity comparable to the remaining term of such notes to be redeemed (assuming, for this purpose, that such notes matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means with respect to any redemption date for the notes (i) the average of four Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means each of any four primary U.S. government securities dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by that Reference Treasury Dealer at 3:30 p.m. (New York City time) on the third business day preceding that redemption date.

“Treasury Rate” means, with respect to any redemption date for the notes, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date for the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (ii) if that release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

We will give you notice of any optional redemption at your address, as shown in the security register, at least 15, but not more than 60, days before the redemption date, except that notices of redemption may be mailed or sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of or a satisfaction and discharge of the indenture or in accordance with the immediately succeeding paragraph. The notice of redemption will specify, among other items, the redemption price and the principal amount of the notes held by such holder to be redeemed.

If we decide to redeem the notes in part, and the notes are global notes, the notes to be redeemed will be selected by DTC in accordance with applicable DTC procedures. If the notes to be redeemed are not global notes, the trustee will select the notes to be redeemed (in principal amounts of $2,000 and integral multiples of $1,000 in excess thereof) on a pro rata basis, by lot or such other method it deems fair and appropriate or as required by the depositary for the notes. In the event of any redemption of the notes in part, we will not be required to:

•

issue or register the transfer of any note during a period beginning at the opening of business 15 days before any selection of the notes for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of the notes to be so redeemed, or

•	register the transfer of any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

If notice has been given as provided in the indenture and the trustee holds funds sufficient to pay the redemption price of the notes on the redemption date, then on and after such date:

•	such notes will cease to be outstanding;

•	interest on such notes will cease to accrue; and

•	all rights of holders of such notes will terminate except the right to receive the redemption price.

Such will be the case whether or not book-entry transfer of the notes in book-entry form is made and whether or not the notes are in certificated form, together with the necessary endorsements, are delivered to the trustee.

We will not redeem the notes on any date if the principal amount of the notes has been accelerated, and such an acceleration has not been rescinded or cured on or prior to such date.

Certain Covenants

In addition to certain covenants contained in the indenture, including, among others, the covenants described under “—Reports” and “—Merger, Consolidation or Sale” below, the indenture will contain the following covenants.

Net Debt to Equity Ratio

We will not permit the Net Debt to Equity Ratio (as defined below) to be greater than 6.00 to 1.00 based on the incurrence of additional Indebtedness.

Minimum Consolidated Unencumbered Assets Ratio

We and our Consolidated Subsidiaries will maintain Consolidated Unencumbered Assets (as defined below) of not less than 110% of the aggregate outstanding principal amount of the aggregate Unsecured Indebtedness (as defined below) of the Issuer and its Consolidated Subsidiaries.

Minimum EBITDA to Interest Expense Coverage Ratio

We will maintain a ratio of (a) EBITDA for the period of twelve (12) consecutive months ended on the last day of the fiscal quarter most recently ended to (b) Interest Expense for such period equal to or greater than 1.20 to 1.00.

Minimum Tangible Net Worth

We will maintain, at all times after the Issue Date, a minimum Tangible Net Worth (as defined below) as of the close of business on the last day of each fiscal quarter, equal to or greater than $275,000,000 plus the greater of (i) $0 and (ii) 75% of Net Equity Capital Activity (as defined below).

Offer to Repurchase Upon a Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs, unless we have exercised our option to redeem the notes as described under “Optional Redemption,” each holder of notes will have the right to require that we repurchase all or any part (in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess thereof) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes to be repurchased, plus accrued and unpaid interest to, but excluding, the date of repurchase, pursuant to the offer described below. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control Repurchase Event, but after the public announcement of the Change of Control Repurchase Event, we will give notice to each holder with copies to the trustee and the paying agent (if other than the trustee) describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which will be no earlier than 30 days and no later than 60 days from the date such notice is given. The notice shall, if given prior to the date of consummation of the Change of Control Repurchase Event, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

Notwithstanding the foregoing, interest due on an interest payment date falling on or prior to a repurchase date will be payable to holders at the close of business on the record date for such interest payment date.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the indenture by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

•	Accept for payment all notes or portions of notes properly tendered pursuant to our offer;

•	Deposit with the paying agent an amount equal to the aggregate repurchase price in respect of all notes or portions of notes properly tendered; and

•

Deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being repurchased by us and requesting that such notes be cancelled.

The paying agent will promptly send to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and send (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unrepurchased portion of any notes surrendered; provided that each new note will be in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if: (1) we or our successor delivered a notice to redeem the notes in the manner, at the times and otherwise in compliance with the optional redemption provision described above prior to the occurrence of the Change of

Control Repurchase Event; or (2) a third party makes an offer in respect of the notes in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third-party purchases all notes properly tendered and not withdrawn under its offer.

There can be no assurance that sufficient funds will be available at the time of any Change of Control Repurchase Event to make required repurchases of notes tendered. Our failure to repurchase the notes upon a Change of Control Repurchase Event would result in an Event of Default (as described in the section titled “—Events of Default” below) under the indenture.

Certain Definitions

Set forth below are certain defined terms used in this prospectus supplement and the indenture. We refer you to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this prospectus supplement for which no definition is provided.

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Capital Stock” means, with respect to any entity, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting), including partnership or limited liability company interests, whether general or limited, in the equity of such entity (including without limitation all warrants, options, derivative instruments, or rights of subscription or conversion relating to or affecting Capital Stock), whether outstanding on the issue date of the notes or issued thereafter.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) demand deposit accounts maintained with any bank organized under the laws of the United States or any state thereof so long as the amount maintained with any individual bank is less than or equal to $250,000 and is insured by the Federal Deposit Insurance Corporation, and (f) investments in money market funds or mutual funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.

“Change of Control Repurchase Event” means: (1) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions, of the Capital Stock entitling that person to exercise more than 50% of the total voting power of all the Capital Stock entitled to vote generally in the election of the Issuer’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (2) following the closing of any transaction referred to in subsection (1), neither the Issuer nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, or the NYSE American, or the Nasdaq Stock Market, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or the Nasdaq Stock Market.

“Consolidated Subsidiary” means, with respect to any Person, a subsidiary of such Person, the financial statements of which are consolidated with the financial statements of such Person in accordance with GAAP.

“Consolidated Unencumbered Assets” as of any date means all of the assets (excluding intangibles) of the Issuer and its subsidiaries that are not subject to a Lien (other than a Permitted Lien) securing Indebtedness, all on a consolidated basis for the Issuer and its Consolidated Subsidiaries in accordance with GAAP, plus the Issuer’s and its Consolidated Subsidiaries’ (without duplication) equity in collateralized loan obligation securitizations that is not subject to a Lien (other than a Permitted Lien).

“EBITDA” shall mean, with respect to Issuer and its Consolidated Subsidiaries and any period, determined without duplication on a consolidated basis in accordance with GAAP, an amount equal to the sum of (a) net income (or loss) (prior to any impact from minority interests and before deduction of any dividends on preferred stock), plus the following (but only to the extent actually included in determination of such net income (or loss); (i) depreciation and amortization expense, (ii) interest expense, (iii) income tax expense, and (iv) extraordinary or non-recurring gains and losses (including the CECL Reserve (as defined below) (calculated in accordance with the methodology set forth under “Net Debt to Equity Ratio” below)), plus (b) Issuer and its Consolidated Subsidiaries’ proportionate share of EBITDA of its unconsolidated Affiliates, all with respect to such period.

“EBITDA to Interest Expense Coverage Ratio” means at any date of determination, the ratio of EBITDA for the Testing Period to Interest Expense for the Testing Period.

“Equity Interests” means shares of Capital Stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests or equivalents (however designated, including any instrument treated as equity for U.S. federal income tax purposes) in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Indebtedness” means, for any Person at any date, without duplication, (a) all then-outstanding indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other then-outstanding indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all then-outstanding obligations of such Person under financing leases, (d) all then- outstanding obligations of such Person in respect of letters of credit, acceptances or similar instruments issued or created for the account of such Person and (e) all then-outstanding liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof. For the avoidance of doubt, the indebtedness relating to “Bonds payable held in variable interest entities” that are not obligations of the Issuer, but are included on the Issuer’s consolidated balance sheet as required by GAAP will not be included in this definition.

“Interest Expense” means, the amount of total interest expense incurred, including capitalized or accruing interest (but excluding the amortization of issuance costs of securitization of assets, to the extent such amortization is accelerate due to (a) early payoffs of any underlying assets in the securitization, (b) issuer electing to early terminate the securities, (c) the non-cash interest expense associated with senior unsecured notes, exercises of warrants and convertible notes, and (d) non-cash amortization from terminated interest rate swaps), plus the Issuer’s and its Consolidated Subsidiaries’ proportionate share of interest expense from joint venture investments in unconsolidated Affiliates of the Issuer and its Consolidated Subsidiaries.

“Intercompany Indebtedness” means Indebtedness to which the only parties are any of the Issuer and any Consolidated Subsidiary; provided, however, that with respect to any such Indebtedness of the Issuer is the borrower, such Indebtedness is subordinate in right of payment to the notes.

“Issue Date” means August    , 2021.

“Lien” means any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Cash Proceeds” means with respect to any issuance or sale of Equity Interests, the cash proceeds of such issuance, sale or incurrence, as the case may be, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts and commissions and brokerage, consultant and other fees and expenses incurred in connection with such issuance, sale or incurrence, as the case may be, and net of taxes paid or payable as a result thereof.

“Net Debt to Equity Ratio” means as of any date of determination, the ratio of (a) the sum of (i) the aggregate principal amount of senior securities representing Indebtedness for borrowed money of the Issuer and its Consolidated Subsidiaries (including under the notes) as of such date, plus (ii) the aggregate principal amount of any Indebtedness for borrowed money of Persons other than the Issuer and its Consolidated Subsidiaries, which Indebtedness is subject to a guarantee as of such date by either of the Issuer or any of its Consolidated Subsidiaries, less (iii) all cash and Cash Equivalents of the Issuer and its Consolidated Subsidiaries, and (iv) the allowance for credit losses included in the Issuer’s balance sheet as of the last day of the immediately preceding quarter as required by GAAP (the “CECL Reserve”), to (b) Stockholders’ Equity at the last day of the immediately preceding fiscal quarter. In the event that the CECL Reserve is not available or included in the Issuer’s balance sheet as of the last day of the immediately preceding quarter as required by GAAP, item (iv) in the preceding sentence shall be determined in accordance with a risk rating-based methodology (as disclosed in the footnotes of the Issuer’s then most recent periodic report filed with the SEC) and calculated by applying a credit loss to the aggregate principal amount of the respective loan of 1.50% for each loan rated “3”, 5.00% for each loan rated “4” and a specific loan credit loss for loans rated “5,” as determined pursuant to the credit quality indication methodology disclosed in the Issuer’s most recent periodic report filed with the SEC, and applying such methodology consistently for all commercial real estate loans.

“Net Equity Capital Activity” means the aggregate Net Cash Proceeds from the sale by the Issuer of its Equity Interests to Persons other than its subsidiaries at any time after the Issue Date less (i) the aggregate amount paid by the Issuer or its subsidiaries after the Issue Date to repurchase the Equity Interests of the Issuer and (ii) the aggregate amount of cash distributions made by the Issuer to the holders of its Equity Interests (other than the Issuer or its subsidiaries) at any time after the Issue Date.

“Permitted Liens” means:

1)

Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided any reserve or other appropriate provision as is required by GAAP has been made therefor; and

2)

Liens of a depository institution or broker-dealer arising solely by virtue of any contractual, statutory or common law provisions relating to broker’s Liens, banker’s Liens, rights of set-off or similar rights and remedies as to deposit or brokerage accounts or other funds maintained with such depository institution or broker-dealer.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or the government of the United States of America, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any of the foregoing.

“S&P” means Standard and Poor’s, Financial Services LLC, a subsidiary of McGraw-Hill Financial, Inc. and any successor thereto.

“Secured Debt” means, as of any date, that portion of principal amount of outstanding Indebtedness, excluding Intercompany Indebtedness, of the Issuer and its Consolidated Subsidiaries as of that date that is secured by a Lien (other than a Permitted Lien).

“Stockholders’ Equity” means, at any date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of total stockholders’ equity for the Issuer and its Consolidated Subsidiaries at such date.

“Tangible Net Worth” means, as of the date of determination, with respect to the Issuer and its Consolidated Subsidiaries, and as of any date (a) Stockholders’ Equity, less (b) intangible assets of the Issuer and its Consolidated Subsidiaries, as determined in accordance with GAAP.

“Testing Period” for any applicable date, means the period of twelve (12) consecutive months ended on such date (if such date is the last date of a fiscal quarter) or the last date of the fiscal quarter most recently ended prior to such date (if such date is not the last date of a fiscal quarter).

“Unsecured Indebtedness” means that portion of the outstanding principal amount of the Issuer and its Consolidated Subsidiaries’ Indebtedness, excluding (i) Intercompany Indebtedness that is not Secured Debt, (ii) debentures funded by the issuance of trust preferred securities, and (iii) the 4.50% Convertible Senior Notes or indebtedness incurred to redeem or replace the 4.50% Convertible Senior Notes, not to exceed $143.75 million.

Merger, Consolidation or Sale

We may consolidate or merge with or into, or sell, convey, transfer or dispose of all or substantially all of our property to, any other entity, provided, that, upon any such consolidation or merger (in each case, if we are not the survivor of such transaction), sale, conveyance, transfer or other disposition, the due and punctual payment of the principal of (premium, if any) and interest on all of the notes shall be expressly assumed by the entity formed by such consolidation, or into which we shall have been merged, or by the entity which shall have acquired such property.

Reports

•

The indenture requires us to file with the trustee, within 30 days after the same are required to be filed with the SEC, copies of the quarterly and annual reports and of the information, documents and other reports, if any, that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, and to otherwise comply with Section 314(a) of the Trust Indenture Act. Any such report, information or document that we file with the SEC through the EDGAR system (or any successor thereto) will be deemed to be delivered to the trustee for the purposes of this covenant at the time of such filing through the EDGAR system (or such successor thereto), provided, however, that the trustee shall have no obligation whatsoever to determine whether or not such filing has occurred.

•

Delivery of any such reports, information and documents to the trustee shall be for informational purposes only, and the trustee’s receipt of such reports, information and documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants hereunder.

Events of Default

The indenture provides that the following events are “Events of Default” with respect to the notes:

•	default in the payment of any installment of interest under the notes that continues for a period of 60 days;

•	default in the payment of the principal amount or redemption price due with respect to the notes, when the same becomes due and payable, whether at maturity, upon redemption or otherwise;

•

our failure to comply with any of our other agreements in the notes or the indenture that we fail to cure (or obtain a waiver of) such default within 60 days after we receive notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount of the notes then outstanding;

•

an event of default, as defined in any bond, note, debenture or other evidence of debt of ACRES, any subsidiary in which ACRES has invested at least $75,000,000 in capital (a “Significant Subsidiary”) or any entity in which ACRES is the general partner in excess of $75,000,000 singly or in aggregate principal amount of such issues of such persons, whether such debt exists now or is subsequently created, which becomes accelerated so as to be due and payable prior to the date on which the same would otherwise become due and payable and such acceleration(s) shall not have been annulled or rescinded within 60 days of such acceleration or the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 60 days of such payment default; provided, however, that if such event of default, acceleration(s) or payment default(s) are contested by us, a final and non-appealable judgment or order confirming the existence of the default(s) and/or the lawfulness of the acceleration(s), as the case may be, shall have been entered; or

•

certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of ACRES or any Significant Subsidiary or any substantial part of their respective property.

If an Event of Default under the indenture occurs and is continuing (other than an Event of Default specified in the last bullet above, which shall result in an automatic acceleration), then, in every case, the trustee or the holders of not less than 25% in principal amount of the outstanding notes by giving notice to the trustee may declare the principal amount of all of the notes, to be due and payable immediately by written notice thereof to ACRES (and to the trustee if given by the holders). However, at any time after the declaration of acceleration with respect to the notes has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of outstanding notes may rescind and annul the declaration and its consequences if:

•

ACRES has paid or deposited with the trustee all required payments of the principal of and interest and premium (if any) on the notes, plus certain fees, expenses, disbursements and advances of the trustee; and

•

all Events of Default, other than the non-payment of accelerated principal of (or specified portion thereof) or interest and premium on the notes, have been cured or waived as provided in the indenture.

The indenture also provides that the holders of not less than a majority in aggregate principal amount of the outstanding notes may waive any past default with respect to the notes and its consequences, except a default:

•

in the payment of the principal of or interest or premium (if any) on the notes (provided, however, that the holders of a majority in aggregate principal amount of the outstanding notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration); or

•	in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each outstanding note affected thereby.

The trustee will be required to give notice to the holders of the notes within 90 days after the occurrence of a default, or if later, within 30 days of a default with respect to the notes actually known to a responsible officer of the trustee under the indenture unless the default has been cured or waived; provided, however, that the trustee may withhold notice to the holders of the notes of any default with respect to the notes (except a default in the payment of the principal of or interest and premium on the notes) if the trustee considers such withholding to be in the interest of the holders of the notes.

The indenture provides that no holder of the notes may institute any proceedings, judicial or otherwise, with respect to the indenture or for any remedy thereunder, except in the case of failure of the trustee, for 30 days, to act after it has received a written request to institute proceedings in respect of an Event of Default with respect to the notes from the holders of not less than 25% in aggregate principal amount of the outstanding notes, as well as an offer of indemnity satisfactory to the trustee. This provision will not prevent, however, any holder of the notes from instituting suit for the enforcement of payment of the principal of and interest or premium on the notes at the respective due dates thereof.

Subject to provisions in the indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of the notes then outstanding under the indenture, unless the holders of the notes shall have offered to the trustee security or indemnity reasonably satisfactory to it. The holders of a majority in aggregate principal amount of the outstanding notes (or of all the notes then outstanding under the indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, or which a responsible officer of the trustee determines would involve the trustee in personal liability.

Any default or Event of Default resulting from the failure to deliver a notice, report or certificate under the indenture shall cease to exist and be cured in all respects if the underlying default or Event of Default giving rise to such notice, report or certificate requirement shall have ceased to exist or be cured.

Within 120 days after the close of each fiscal year, ACRES must deliver an officers’ certificate certifying to the trustee whether or not the signing officers have knowledge of any default under the indenture and, if so, specifying each default and the nature and status thereof.

Modification and Waiver

Modifications and amendments of the indenture will be permitted to be made only with the consent of the holders of not less than a majority in aggregate principal amount of all outstanding notes; provided, however, that no modification or amendment may, without the consent of each holder affected:

•	reduce the amount of the notes whose holders must consent to an amendment or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on the notes;

•	reduce the principal of or premium on or change the fixed maturity of the notes;

•

waive a default in the payment of the principal of or premium or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on the notes payable in a currency other than that stated in the notes;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of the notes to receive payment of the principal of or premium or interest on the notes and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to the notes or change the time in which the note may or shall be redeemed.

Notwithstanding the foregoing, modifications and amendments of the indenture will be permitted to be made by ACRES and the trustee without the consent of any holder of the notes for any of the following purposes:

•	to cure any ambiguity, defect or inconsistency in the indenture or the notes;

•	to evidence a successor to ACRES as obligor under the indenture;

•	to make any change that does not adversely affect the interests of the holders of the notes;

•	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

•

to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended, or to comply with the requirements of any applicable securities depositary;

•	to provide for uncertificated notes in addition to or in place of certificates notes;

•	to reflect the release of ACRES, as an issuer;

•	to secure the notes (or to release collateral previously added pursuant to this clause);

•	to add guarantors with respect to the notes (or to release guarantors previously added pursuant to this clause); and

•

to conform the text of the indenture or the notes to any provision of this Description of the Notes to the extent that such provision in this Description of the Notes was intended to be a verbatim recitation of a provision of the indenture or the notes (which intent will be established by an officers’ certificate delivered by ACRES to the trustee).

In determining whether the holders of the requisite principal amount of outstanding notes have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of the notes, the indenture provides that notes owned by ACRES, or any other obligor upon the notes or any affiliate of ACRES or of the other obligor shall be disregarded.

Trustee

Wells Fargo Bank, National Association will initially act as the trustee, registrar and paying agent for the notes. The trustee assumes no responsibility for the accuracy or completeness of the information concerning the Issuer or its affiliates or any other party contained in this document or the related documents or for any failure by the Issuer or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information. The trustee shall not be responsible for the determining whether any change of control or Change of Control Repurchase Event has occurred and whether any change of control offer with respect to the notes is required.

If an Event of Default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent person under the circumstances in the conduct of his or her own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any notes only after those holders have offered the trustee security or indemnity satisfactory to it.

If the trustee becomes one of our creditors, it will be subject to limitations in the Trust Indenture Act on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise.

The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, as defined in the Trust Indenture Act, it must eliminate that conflict or resign.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, member or partner of ACRES or any of its subsidiaries, as such, will have any liability for any obligations of ACRES under the notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Book-Entry, Delivery and Form

The notes will be represented by one or more global notes that will be deposited with, or on behalf of, the Depository Trust Company, or DTC, and registered in the name of Cede & Co., the nominee of DTC.

DTC has advised us and the underwriters that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of its participating organizations, or participants, and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants. All principal, interest and premium, if any, on the notes in global form registered in the name of DTC or its nominee will be paid in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global notes.

Unless and until it is exchanged in whole or in part for certificated debt securities in definitive form, a global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor depositary or a nominee of such successor depositary. The transferor shall provide or cause to be provided to the trustee all information necessary to allow the trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The trustee may rely on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

In connection with any proposed transfer outside the book entry-system, there shall be provided to the trustee all information necessary to allow the trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The trustee may rely on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

Clearstream. Clearstream Banking, société anonyme, or Clearstream, is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, or Clearstream Participants, and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary

Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.

Euroclear. The Euroclear System, or Euroclear, was created in 1968 to hold securities for participants of Euroclear, or Euroclear Participants, and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./ N.V., or the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, or the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When the notes are to be transferred from the account of a DTC participant to the account of a Clearstream Participant or a Euroclear Participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive the notes against payment. After settlement, Clearstream or Euroclear will credit the Clearstream Participant’s or Euroclear Participant’s account, as applicable. Credit for the notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending the notes to the relevant U.S. agent acting for the benefit of Clearstream Participants or Euroclear Participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to a DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream Participant or Euroclear Participant wishes to transfer the notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear Participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear Participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

Notices

Any noticed required to be given to the holders while the notes are global notes will be given only to DTC.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the law of the State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York. The indenture will provide that the Issuer and the trustee, and each holder of a note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the notes or any transaction contemplated thereby.

SUPPLEMENTAL MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the supplemental material U.S. federal income tax considerations of the purchase, ownership and disposition of the notes. This summary only applies to investors who will hold their notes as “capital assets” under the Code and purchase their notes for cash upon initial issuance at the “issue price” (the first price at which a substantial amount of the notes is sold for money to investors, not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

This summary is based upon current U.S. federal income tax law, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, such as investors subject to special tax rules (e.g., financial institutions, insurance companies, expatriates, broker-dealers, REITs, regulated investment companies, traders in securities who elect a mark-to-market method of accounting, tax-exempt organizations, persons that will hold the notes as a part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, entities treated as partnerships for U.S. federal income tax purposes or investors therein, persons subject to alternative minimum tax or U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar, holders that are subject to the special timing rules prescribed under Section 451(b) of the Code,), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss any U.S. federal tax laws other than U.S. federal income tax laws (such as estate or gift tax laws) or any foreign, state or local tax considerations. We are not planning to seek a ruling from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax consequences of the purchase, ownership or disposition of the notes. Accordingly, there can be no assurance that the IRS will not successfully challenge one or more of the conclusions stated herein. Each prospective investor is urged to consult its own tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences of the purchase, ownership or disposition of the notes.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code; (2) a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia; (3) an estate, the income of which is subject to U.S. federal income tax regardless of its source or (4) a trust, if (a) a U.S. court can exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of the Code have the authority to control all substantial trust decisions or (b) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person under the Code. A beneficial owner of a note that for U.S. federal income tax purposes is an individual, corporation, estate or trust that is not a U.S. Holder is referred to herein as a “Non-U.S. Holder.”

If an entity treated as a partnership for U.S. federal income tax purposes is a beneficial owner of the notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partnership considering an investment in the notes, and partners in such a partnership, are urged to consult their tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the notes.

U.S. Holders

Stated interest. Interest on a note will generally be taxable to a U.S. Holder as ordinary interest income at the time it is paid or accrued, in accordance with the U.S. Holder’s regular method of tax accounting for U.S. federal income tax purposes.

Sale, exchange, retirement, redemption or other taxable disposition of the notes. Upon a sale, exchange, retirement, redemption, repurchase or other taxable disposition of the notes, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition and the U.S. Holder’s adjusted tax basis in such notes. The amount realized will include the amount of any cash and the fair market value of any property received for the notes (other than any amount attributable to accrued but unpaid interest, which will be taxable as ordinary income (as described above under “—Stated Interest”) to the extent not previously included in income). A U.S. Holder’s adjusted tax basis in a note generally will be equal to the cost of the note to such U.S. Holder decreased by any payments received (or deemed received) on the note other than stated interest payments. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the note is more than one year at the time of disposition. Non-corporate U.S. Holders generally will be subject to reduced rates of U.S. federal income taxation on net long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Original issue discount. The foregoing discussion under “U.S. Holders” assumes that our notes are not issued with original issue discount (“OID”) for U.S. federal income tax purposes and does not address the taxation of notes issued with OID. The taxation of debt securities issued with OID is complex; the following paragraph provides a basic summary of the OID framework but does not contain a complete discussion of all the rules that may apply to our debt securities issued with OID.

If the issue price of a note is less than its stated redemption price at maturity, then the note will be treated as being issued with OID for U.S. federal income tax purposes unless the difference between the note’s issue price and its stated redemption price at maturity is less than the statutory de minimis amount. Unless the de minimis exception applies, the amount of OID on a note is equal to such difference and must be included in income as ordinary interest no later than as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder’s regular method of tax accounting. The “stated redemption price at maturity” of a note is the total of all payments to be made under the note, other than “qualified stated interest.” “Qualified stated interest” generally is stated interest that is unconditionally payable in cash or property at least annually at a single fixed rate or at certain floating rates that properly take into account the length of the interval between stated interest payments. The amount of OID on the note will be de minimis if it is less than 0.0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity.

A U.S. Holder’s adjusted tax basis in the note generally will equal the amount the U.S. Holder paid for a note issued with OID, decreased by the amount of any payments received, other than qualified stated interest payments, and increased by any accrued OID previously included in such U.S. Holder’s income.

Additional Payments. If the amount or timing of any additional payments on a note is contingent, the note could be subject to special rules that apply to contingent payment debt instruments. These rules generally require you to accrue interest income at a rate higher than the stated interest rate on the note and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, conversion, or retirement of a note before the resolution of the contingencies. In certain circumstances, you could receive payments in excess of stated principal or interest, including “make-whole” premium payments as described in ‘‘Description of Notes—Optional Redemption.’’ Based on our current expectation, the likelihood that we will be required to make these payments is ‘‘remote’’ within the meaning of applicable U.S. Treasury regulations. Accordingly, we intend to take the position that such contingent premium payments do not, as of the issue date, cause the notes to be contingent payment debt obligations. Our position regarding payments of additional amounts is binding on you unless you disclose a contrary position to the IRS. However, our position is not binding on the IRS and the IRS may take a contrary position from that described above, which could affect the timing and character of both income from the notes and our deduction with respect to the potential additional payments. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments.

Additional tax on net investment income. Certain U.S. Holders who are individuals, estates or trusts will be subject to a 3.8% surtax on the lesser of (i) the U.S. Holder’s “net investment income” for the relevant taxable year (or “undistributed net investment income” in the case of an estate or trust) and (ii) the excess of the U.S. Holder’s modified adjusted gross income (or adjusted gross income, in the case of an estate or trust) for the taxable year over a certain threshold (which in the case of an individual will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include its gross interest income and its net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is an individual, estate or trust is urged to consult its own tax advisor regarding the applicability of this surtax to its income and gains in respect of its investment in the notes.

Non-U.S. Holders

Interest. Subject to the discussions below concerning backup withholding and FATCA, all payments of interest (including any OID) on the notes made to a Non-U.S. Holder will be exempt from U.S. federal income and withholding tax; provided that in the case of interest (including any OID) that is not effectively connected with the conduct by such Non-U.S. holder of a U.S. trade or business, each of the following conditions is met: (1) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of ACRES entitled to vote; (2) such Non-U.S. Holder is not a “controlled foreign corporation,” as defined in the Code, with respect to which ACRES is a “related person” (within the meaning of Section 864(d)(4) of the Code), (3) the Non-U.S. Holder is not a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business, as described in Code Section 881(c)(3)(A ); and (4) the beneficial owner of the notes certifies, under penalties of perjury, to us or our paying agent on IRS Form W-8BEN or W-8BEN-E (or appropriate substitute form) that it is not a U.S. person and provides certain other information or satisfies certain other certification requirements.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest will be subject to a 30% U.S. federal withholding tax on the gross amount of such interest income, unless such Non-U.S. Holder provides us with a properly executed (1) IRS Form W-8BEN or W-8BEN-E (or appropriate substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or appropriate substitute form) stating that interest paid or accrued on the notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business in the United States and is includible in such Non-U.S. Holder’s gross income.

Sale, exchange, retirement, redemption or other taxable disposition of the notes. Subject to the discussions below concerning backup withholding and FATCA and except with respect to accrued but unpaid interest, which generally will be taxable as interest and may be subject to the rules described above under “—Interest,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on the receipt of payments of principal on a note, or on any gain recognized upon the sale, exchange, retirement, redemption or other taxable disposition of a note, unless in the case of gain (1) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States, in which case such gain will be taxed as described below under “—Income Effectively Connected with a U.S. Trade or Business,” (2) the notes are treated as “United States real property interests” under the Foreign Investment in Real Property Tax Act of 1980, or (3) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met, in which case such Non-U.S. Holder will be subject to tax at 30% (or, if applicable, a lower treaty rate) on the gain derived from such disposition, which may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Income effectively connected with a U.S. trade or business. If a Non-U.S. Holder of notes is engaged in a trade or business in the United States, and if interest (including any OID) on the notes or gain realized on the sale, exchange, retirement, redemption or other taxable disposition of the notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax on such income or gain in the same manner as if the Non-U.S. Holder were a U.S. Holder. If the Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and the Non-U.S. Holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States. In addition, if such a Non-U.S. Holder is classified as a corporation for U.S. federal income tax purposes, such holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable income tax treaty) of its effectively connected earnings and profits, subject to certain adjustments. (including interest on, and any gain recognized on the sale, exchange or other disposition of, a note that is effectively connected with a U.S. trade or business). Payments of interest that are effectively connected with a U.S. trade or business generally will not be subject to the 30% U.S. federal withholding tax provided that the Non-U.S. Holder claims exemption from withholding. To claim exemption from withholding, the Non-U.S. Holder must certify its qualification, which generally can be done by filing a properly executed IRS Form W-8ECI (or other applicable form).

If a Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the sale, exchange or other disposition occurs and certain other conditions are met, such Non-U.S. Holder will be subject to U.S. federal income tax at a rate of 30% (unless reduced or eliminated by an applicable income tax treaty) on any gain (net of certain capital losses) recognized in the sale, exchange or other disposition.

Information reporting and backup withholding

U.S. Holders. Payments of interest (including any OID) on, or the proceeds of the sale, exchange, retirement, redemption, repurchase or other taxable disposition of, a note are generally subject to information reporting unless the U.S. Holder is an exempt recipient (such as a corporation), and, when required, demonstrates this fact. Such payments may also be subject to U.S. federal backup withholding if the recipient of such payment fails to supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise fails to establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against that U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. A U.S. holder who does not provide the Company with its correct taxpayer identification number also may be subject to penalties imposed by the IRS.

Non-U.S. Holders. The amount of interest (including any OID) paid and the amount of tax, if any, withheld with respect to those payments will be reported annually to the IRS, even if such Non-U.S. Holders are exempt from the 30% withholding tax described above. A Non-U.S. Holder may be required to comply with certain certification procedures to establish that the holder is not a United States person in order to avoid backup withholding with respect to payments of interest on, or the proceeds of the sale, exchange, retirement, redemption or other taxable disposition of, a note. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. In certain circumstances, the name and address of the beneficial owner and the amount of interest paid on a note, as well as the amount, if any, withheld, may be reported to the IRS. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

FATCA

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to

non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on payments of interest to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution enters into an agreement with the U.S. Department of the Treasury to undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States regarding FATCA may be subject to different rules.

While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of a note on or after January 1, 2019, proposed U.S. Treasury regulations would, if finalized in their proposed form, eliminate FATCA withholding obligations on payments of gross proceeds. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the notes.

UNDERWRITING

Raymond James & Associates, Inc. is acting as representatives of the underwriters named below and the sole book-running manager of this offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each of the underwriters named below has severally and not jointly agreed to purchase, and we have agreed to sell to each of the underwriters, the principal amount of the notes set forth opposite each underwriter’s name below.

Underwriter	Principal Amount of Notes
Raymond James & Associates, Inc.	$
TOTAL	$

The underwriting agreement provides that the obligations of the underwriters to purchase the notes are subject to approval of legal matters by counsel and other conditions. Subject to the terms and conditions of the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all the notes sold under the underwriting agreement if they purchase any of the notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of the notes may be terminated.

We have agreed to indemnify the underwriters and their respective directors and officers, controlling persons and affiliates against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters and their respective directors and officers, controlling persons and affiliates may be required to make in respect of those liabilities.

The underwriters propose to offer the notes directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of                % of the principal amount of the notes. The underwriters may allow, and any such dealers may reallow, a concession not in excess of                 % of the principal amount of the notes to certain other brokers or dealers. After the initial public offering of the notes, the offering price and other selling terms may be changed by the underwriters.

The underwriting fee is equal to the public offering price less the amount paid by the underwriters to us for the notes. The following table shows the underwriting discounts and commissions to be paid to the underwriters.

	Per Note	Total
% Senior Notes due	$	$

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $                . We have also agreed to reimburse the underwriters for certain of their expenses incurred in connection with the offering in an amount up to $10,000.

We expect that delivery of the notes will be made against payment therefor on or about                , 2021, which will be the fifth business day following the date of pricing of the notes, or “T+5.” Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day preceding the date of delivery hereunder will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their own advisors.

The notes will constitute a new class of securities with no established trading market. We do not intend to list the notes on any national securities exchange or apply for quotation of the notes on any automated dealer quotation system. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so and they may discontinue any market-making activities with respect to the notes at any time without notice. We cannot assure you that the prices at which the notes will sell in the market after this offering will not be lower than the initial offering price for the notes or that an active trading market for the notes will develop and continue after this offering. Accordingly, we cannot assure you as to the liquidity of, or the trading market for, the notes.

In connection with this offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of the notes than they are required to purchase in this offering.

•	Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase the notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Other relationships

The underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investment and securities activities may involve securities and/or instruments of ours or our affiliates. Of the underwriters (or their affiliates) that have lending relationships with us, certain of them routinely hedge and others may hedge their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and/or their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or any accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Cayman Islands

No offer of notes may be made to the public in the Cayman Islands.

EXPERTS

The financial statements, schedules and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus supplement and the accompanying prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed on for us by Ledgewood, PC. McDermott Will & Emery LLP will pass upon certain matters under Maryland law for us. Hunton Andrews Kurth LLP will pass upon certain legal matters in connection with this offering for the underwriters.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website at www.acresreit.com. The information contained on or accessible through our corporate website or any other website that we may maintain is not incorporated by reference herein and is not part of this prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are “incorporating by reference” into this prospectus supplement and the accompanying prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, except as described below. This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC, other than any portions of such documents that are not deemed “filed” under the Exchange Act, in accordance with the Exchange Act and applicable SEC rules:

•	our Annual Report on Form 10-K for the year ended December 31, 2020;

•

our Definitive Proxy Statement on Schedule 14A, filed on April 12, 2021 (but only with respect to information required by Part III of our Annual Report on Form 10-K for the year ended December 31, 2020);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021; and

•	our Current Reports on Form 8-K filed on February 18, 2021, May 20, 2021, May 21, 2021, June 1, 2021, June 9, 2021 and July 1, 2021.

All documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act from the date of this prospectus supplement and the accompanying prospectus to the end of the offering of the Notes pursuant to this prospectus supplement and the accompanying prospectus shall also be deemed to be incorporated herein by reference (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) and will automatically update information in this prospectus supplement and the accompanying prospectus.

Any statements made in this prospectus supplement and the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement and the accompanying prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Kyle Brengel

Vice President

ACRES Commercial Realty Corp.

865 Merrick Avenue, Suite 200 S

Westbury, New York 11590

516-535-0015

PROSPECTUS

COMMON STOCK

PREFERRED STOCK

DEPOSITARY SHARES

DEBT SECURITIES

WARRANTS

UNITS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this registration process, we may sell from time to time any combination of our:

•	common stock;

•	preferred stock, which may be convertible into our common stock;

•	depositary shares, which will represent an interest in a fractional share of preferred stock;

•	senior or subordinated debt securities, which may be convertible into our common stock or preferred stock;

•	warrants to purchase common stock, preferred stock or debt securities;

•	units to purchase one or more debt securities, common stock, preferred stock or warrants or any combination of such securities in one or more offerings. The terms of these offerings will be determined at the time of sale. We refer to the common stock, preferred stock, depositary shares, warrants, debt securities and the units collectively as the “securities” in this prospectus. For more information on how our securities may be sold, please read the section of the prospectus entitled “Plan of Distribution.”

We will provide the specific terms of these securities in one or more supplements to this prospectus or in other offering materials. You should read this prospectus, any prospectus supplement and any other offering materials carefully before you invest. No securities may be sold without delivery of a prospectus supplement or other offering materials describing the method and terms of the offering of those securities.

An investment in these securities entails material risks and uncertainties. Before making a decision to invest in these securities, you should refer to the risk factors included in our periodic reports, in prospectus supplements relating to specific offerings and in other information that we file with the Securities and Exchange Commission. See “Risk Factors” on page 3 of this prospectus.

Our common stock is listed on the New York Stock Exchange under the trading symbol “ACR.” On March 12, 2021, the last reported sale price of our common stock was $15.93 per share. Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 20, 2021

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this registration process, over the next three years (or such longer period as may be permitted under SEC rules), we may sell any combination of our common stock, preferred stock, depositary shares, debt securities, warrants or units. The terms of these offerings will be determined at the time of sale. For more information on how our securities may be sold, please read the section of the prospectus entitled “Plan of Distribution.”

The specific terms of the securities we offer and the terms of their sale will be set forth in an accompanying supplement to this prospectus or other offering materials. This prospectus describes some of the general terms that may apply to these securities. The prospectus supplement or other offering materials may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement and any other offering materials together with the additional information described in the section of the prospectus entitled “Where You Can Find More Information.”

No person has been authorized to provide you with different information from the information contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide you. You should not assume that the information contained in this prospectus, any prospectus supplement or in any free writing prospectus or any document incorporated by reference is accurate as of any date, other than the date mentioned on the cover page of these documents. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

As used in this prospectus, unless the context suggests otherwise, references to “Company,” “we,” “us,” or “our” refer to ACRES Commercial Realty Corp. (formerly known as Exantas Capital Corp.) and its subsidiaries and references to the Company’s “Manager” refer to ACRES Capital, LLC, a subsidiary of ACRES Capital Corp.. Our address is 865 Merrick Avenue, Suite 200 S, Westbury, New York 11590. Our telephone number is 516-535-0015.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus or which may be contained or incorporated by reference in a prospectus supplement constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expects,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “will” and “would” or the negative of these terms or other comparable terminology.

Forward-looking statements contained or incorporated by reference in this prospectus or which may be contained or incorporated by reference in a prospectus supplement are based on our beliefs, assumptions and expectations regarding our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Forward-looking statements we make in this report are subject to various risks and uncertainties that could cause actual results to vary from our forward-looking statements, including:

•	the risk factors described or incorporated by reference in this prospectus;

•	changes in our industry, interest rates, the debt securities markets, real estate markets or the general economy;

•	increased rates of default and/or decreased recovery rates on our investments;

•	the performance and financial condition of our borrowers;

•

the cost and availability of our financings, which depend in part on our asset quality, the nature of our relationships with our lenders and other capital providers, our business prospects and outlook and general market conditions;

•	the availability and attractiveness of terms of additional debt repurchases;

•	availability, terms and deployment of short-term and long-term capital;

•	availability of, and ability to retain, qualified personnel;

•	changes in our business strategy;

•	the degree and nature of our competition;

•	the resolution of our non-performing and sub-performing assets;

•	the outbreak of widespread contagious disease, such as the novel coronavirus, COVID 19;

•	our ability to comply with financial covenants in our debt instruments;

•	the adequacy of our cash reserves and working capital;

•	the timing of cash flows, if any, from our investments;

•	unanticipated increases in financial and other costs, including a rise in interest rates;

•	our ability to maintain compliance with over-collateralization and interest coverage tests in our CDOs and/or CLOs;

•	our dependence on our Manager and ability to find a suitable replacement in a timely manner, or at all, if our Manager or we were to terminate the management agreement;

•	environmental and/or safety requirements;

ii

•

our ability to satisfy complex rules in order for us to qualify as a REIT, for federal income tax purposes and qualify for our exemption under the Investment Company Act of 1940, as amended, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

•	legislative and regulatory changes (including changes to laws governing the taxation of REITs or the exemptions from registration as an investment company); and

•

other factors discussed under Item IA. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2020 and those factors that may be contained in any subsequent filing we make with the Securities and Exchange Commission.

We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or the date of any document incorporated by reference in this prospectus. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this filing or to reflect the occurrence of unanticipated events, conditions or circumstances on which any such statement is based.

iii

WHERE YOU CAN FIND MORE INFORMATION

This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus concerning the provisions of such documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also make available free of charge through our website at www.acresreit.com., our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as soon as reasonably practicable after they are filed electronically with the SEC. Our SEC filings are also available to the public on the SEC internet site at http://www.sec.gov. Unless specifically listed under “Incorporation of Certain Documents by Reference” below, the information contained on our website or the SEC website is not intended to be incorporated reference in this prospectus and you should not consider that information a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to documents we have filed with the SEC but that we do not include in this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below that we have filed with the SEC (File No. 001-32733):

•	Our Annual Report on Form 10-K for the year ended December 31, 2020, or the 2020 Form 10-K;

•	Our Current Report on Form 8-K filed February 18, 2021;

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The description of our common stock contained in our Registration Statement on Form 8-A filed on January  25, 2006, including any amendment or report filed for the purpose of updating such description, including, without limitation, Exhibit 4.9 to the 2020 Form 10-K;

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The description of our Series C preferred stock contained in our Registration Statement on Form 8-A filed on June  9, 2014, including any amendment or report filed for the purpose of updating such description. including, without limitation, Exhibit 4.9 to the 2020 Form 10-K;

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Items 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement, or (ii) after the date of this prospectus until we sell all of the securities covered by this prospectus or the sale of securities by us pursuant to this prospectus is terminated.

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document that is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any other than the date on the front of this prospectus or those documents.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

Kyle Brengel

Vice President

ACRES Commercial Realty Corp.

865 Merrick Avenue, Suite 200 S

Westbury, New York 11590

516-535-0015

You should rely only on the information incorporated by reference or provided in this prospectus, any supplement to this prospectus or any other offering materials we may use. We have not authorized any person to provide information other than that provided in this prospectus, any supplement to this prospectus or any other offering materials we may use. You should assume that the information in this prospectus, any prospectus supplement and any other offering materials we may use is accurate only as of the date on their respective cover pages and that any information in a document we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

The statements that we make in this prospectus or in any document incorporated by reference in this prospectus about the contents of any other documents are not necessarily complete and are qualified in their entirety by referring you to copies of those documents that are filed as exhibits to the registration statement, of which this prospectus forms a part, or as an exhibit to the documents incorporated by reference. You can obtain copies of these documents from the SEC or from us, as described above.

THE COMPANY

We are a Maryland corporation, incorporated in 2005, and a real estate finance company that is organized and conducts our operations to qualify as a real estate investment trust, or REIT, for federal income tax purposes under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code. Our investment strategy is primarily focused on originating, holding and managing commercial real estate, or CRE, mortgage loans and other commercial real estate-related debt investments. We are externally managed by ACRES Capital, LLC, or our Manager, a subsidiary of ACRES Capital Corp., or collectively, ACRES, a private commercial real estate lender exclusively dedicated to nationwide middle market CRE lending with a focus on multifamily, student housing, hospitality, office and industrial in top United States, or U.S., markets. Our Manager acquired our management contract on July 31, 2020 from our previous manager, Exantas Capital Manager Inc., a subsidiary of C-III Capital Partners LLC, which we refer to as the ACRES acquisition. On February 16, 2021, we amended our certificate of incorporation to change our name to ACRES Commercial Realty Corp. from Exantas Capital Corp. Our Manager draws upon the management team of ACRES and its collective investment experience to provide its services.

Our objective is to provide our stockholders with total returns over time, including quarterly distributions and capital appreciation, while seeking to manage the risks associated with our investment strategies. We finance a substantial portion of our portfolio investments through borrowing strategies seeking to match the maturities and repricing dates of our financings with the maturities and repricing dates of our investments, and, historically, we’ve sought to mitigate interest rate risk through derivative investments.

Our investment strategy targets the following CRE credit investments, including:

•	Floating first mortgage loans, which we refer to as whole loans;

•	First priority interests in first mortgage loans, which we refer to as A-notes;

•	Subordinated interests in first mortgage loans, which we refer to as B-notes;

•	Mezzanine debt related to CRE that is senior to the borrower’s equity position but subordinated to other third-party debt;

•	Preferred equity investments related to CRE that are subordinate to first mortgage loans and are not collateralized by the property underlying the investment;

•	Commercial mortgage-backed securities, which we refer to as CMBS; and

•	CRE investments.

We generate our income primarily from the spread between the revenues we receive from our assets and the cost to finance our ownership of those assets, including corporate debt and from hedging interest rate risks.

Our principal office is located at ACRES Commercial Realty Corp., 865 Merrick Avenue, Suite 200 S, Westbury, New York 11590. Our telephone number is 516-535-0015. Our internet address is www.acresreit.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

RISK FACTORS

Investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks incorporated by reference from our most recent Annual Report on Form 10-K, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange

Act. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” Our business, prospects, financial condition or operating results could be materially harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading prices of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. The risks and uncertainties are not limited to those set forth in the risk factors described in these documents. Additional risks and uncertainties not presently known to us or that we currently believe to be less significant than the risk factors incorporated by reference herein may also adversely affect our business. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the applicable prospectus supplement. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities for general corporate purposes, which may include, but not be limited to, refinancing or repayment of indebtedness, capital expenditures and working capital. Pending any of these uses, the net proceeds of a sale will be held in bank accounts or invested in marketable securities.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

The following is a summary description of our capital stock. Copies of our charter and bylaws are available upon request. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 125,000,000 shares of common stock and 100,000,000 shares of preferred stock, both having par value $0.001 per share. As of March 12, 2021, we had 9,478,747 shares of common stock outstanding and 4,800,000 shares of our 8.625% Fixed-to-Floating Series C Cumulative Redeemable Preferred Stock outstanding. Under Maryland law, our stockholders are not personally liable for our debts and obligations solely as a result of their status as stockholders.

Common Stock

All shares of our common stock have equal rights as to earnings, assets, distributions and voting and, when issued and paid for, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our board of directors and declared by us out of funds legally available therefor. Shares of our common stock have no preemptive, appraisal, preferential exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in our charter. In the event of our liquidation, dissolution or winding up, each share of our common stock will be entitled to share ratably in all of our assets that are legally available for distribution after payment of or adequate provision for all of our known debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Subject to our charter restrictions on the transfer and ownership of our stock and except as may be specified otherwise in the terms of any class or series of our common stock, each share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors. In an uncontested election, each director will be elected by the affirmative vote of a majority of votes cast with respect to the election of that candidate.

Preferred Stock

The following description sets forth general terms and provisions of our authorized preferred stock. The rights, preferences, privileges and restrictions of any preferred stock issued under this prospectus will be fixed by articles supplementary relating to each series of preferred stock. A prospectus supplement relating to each series will specify the terms of the preferred stock, including:

•	the maximum number of shares in the series and the designation of the series;

•	the terms on which dividends, if any, will be paid;

•	the terms on which the shares may be redeemed, if at all;

•	the liquidation preference, if any;

•	the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

•	the terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of securities;

•	the voting rights, if any, of the shares of the series; and

•	any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions of the shares.

The description of preferred stock above is not complete. You should refer to the articles supplementary with respect to any series of preferred stock we have issued or may issue for complete information concerning the terms of that series. A copy of the articles supplementary for each series of preferred stock will be or has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to a filing incorporated by reference in that registration statement.

Our board of directors may authorize the issuance of series of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of common stockholders. The issuance of preferred stock could have the effect of delaying or preventing a change in control, and may cause the market price of our common stock to decline or impair the voting and other rights of the holders of our common stock.

Power to Reclassify Unissued Shares of Our Capital Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of stock into other classes or series of stock, including preferred stock. Before issuance of shares of each class or series, the board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on the transfer and ownership of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Power to Issue Additional Shares of Common Stock and Preferred Stock

We believe that the power of our board of directors to amend the charter without stockholder approval to increase the total number of authorized shares of our stock or any class or series of our stock, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as our common stock, will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Restrictions on Ownership and Transfer

In order to qualify as a REIT under the Internal Revenue Code, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the second half of any calendar year.

Our charter, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may own and may prohibit certain entities from owning our shares. Our charter provides that (subject to certain exceptions described below) no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of our capital stock. Our board may, in its sole discretion, waive the 9.8% ownership limit with respect to a particular stockholder if it is presented with evidence satisfactory to it that such ownership will not then or in the future jeopardize our qualification as a REIT.

Our charter also prohibits any person from:

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beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; or

•	transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of shares of our stock that are transferred to a trust (as described below), will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Our board of directors, in its sole discretion, may exempt a person from the foregoing restrictions. The person seeking an exemption must provide to our board of directors such representations, covenants and undertakings as our board of directors may deem appropriate in order to conclude that granting the exemption will not cause us to lose our qualification as a REIT. Our board of directors may also require a ruling from the Internal Revenue Service or an opinion of counsel in order to determine or ensure our qualification as a REIT.

Any attempted transfer of our stock that, if effective, would result in a violation of the foregoing restrictions will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) before the date of the transfer.

If, for any reason, the transfer to a trust does not occur, our charter provides that the purported transfer in violation of the restrictions will be void ab initio. Shares of our stock held in a trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in a trust and will have no rights to distributions and no rights to vote or other rights attributable to the shares of stock held in a trust. The trustee of the trust will have all voting rights and rights to distributions with respect to shares held in a trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary.

Any distribution paid before our discovery that shares of stock have been transferred to a trust will be paid by the recipient to the trustee upon demand. Any distribution authorized but unpaid will be paid when due to the trustee. Any distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee before our discovery that the shares have been transferred to a trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to a trust, the trustee will sell the shares to a person designated by the trustee whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of:

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the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in a trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust; and

•	the price received by the trustee from the sale or other disposition of the shares.

Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, before our discovery that shares of our stock have been transferred to a trust, the shares are sold by the proposed transferee, then the shares shall be deemed to have been sold on behalf of such trust and, to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess must be paid to the trustee upon demand.

In addition, shares of our stock held in a trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift); and

•	the market price on the date we, or our designee, accept the offer.

We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee. All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of our stock, including shares of common stock, in value or number, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each owner must provide us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limitations. In addition, each such owner must, upon demand, provide to us such information as we may request, in good faith, in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or might otherwise be in the best interests of our stockholders.

Registration Rights

In connection with the ACRES acquisition, we granted the Manager and its permitted transferees both piggyback registration rights and the right to demand that we register shares of common stock issued to the Manager as incentive compensation under our management agreement. As of the date of this prospectus, the Manager has not received any shares as incentive compensation under our management agreement.

On July 31, 2020, we entered into a Note and Warrant Purchase Agreement, with Massachusetts Mutual Life Insurance Company, or MassMutual, and a fund managed by Oaktree Capital Management, L.P., or Oaktree, pursuant to which we may issue to Oaktree and MassMutual from time to time up to $125 million aggregate principal amount of 12% senior unsecured notes due 2027, or the Senior Notes, and warrants, or the Warrants, to purchase an aggregate of up to 1.2 million shares of our common stock, at an exercise price of $0.03 per share (subject to certain potential adjustments), for an aggregate cash purchase price of up to $125 million, which we refer to as the Note and Warrant Purchase Agreement. The Senior Notes have an annual interest rate of 12.00%, payable up to 3.25% (at our election) as pay-in-kind interest and the remainder as cash interest. On July 31, 2020, we issued to Oaktree $42.0 million aggregate principal amount of the Senior Notes and warrants to purchase 391,995 shares of our common stock for an aggregate purchase price of $42.0 million. In addition, on July 31, 2020, we issued to MassMutual $8.0 million aggregate principal amount of the Senior Notes and warrants to purchase 74,666 shares of our common stock for an aggregate purchase price of $8.0 million. At any time and from time to time prior to January 31, 2022, we may elect to issue to Oaktree and MassMutual up to $75 million aggregate principal amount of additional Senior Notes and warrants to purchase an additional 699,992 shares of our common stock for a purchase price equal to the principal amount of the additional Senior Notes being issued. Pursuant to the Note and Warrant Purchase Agreement, we agreed to file a shelf registration statement with the SEC by April 27, 2021 to register the resale of the shares of common stock underlying the Warrants, subject to the terms of the Note and Warrant Purchase Agreement.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and Series C preferred stock is American Stock Transfer & Trust Company. We expect that American Stock Transfer & Trust Company will act as the transfer agent for any equity securities we may offer pursuant to a supplement to this prospectus.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer depositary shares, each of which would represent an interest in a fractional share, or multiple shares, of our preferred stock instead of whole shares of preferred stock. If so, we will allow a depositary to issue to the public depositary shares, each of which will represent an interest in a fractional share, or multiple shares, of preferred stock as described in the prospectus supplement. The shares of the preferred stock underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company acting as depositary with respect to those shares of preferred stock. The prospectus supplement relating to a series of depositary shares will specify the name and address of the depositary. Under the deposit agreement, each owner of a depositary share will be entitled, in proportion of its interest in a fractional share, or multiple shares, of the preferred stock underlying that depositary share, to all the rights and preferences of that preferred stock, including dividend, voting, redemption, conversion, exchange and liquidation rights.

Some of the particular terms of the depositary shares offered by the applicable prospectus supplement, as well as some of the terms of the related deposit agreement, will be described in the prospectus supplement, which may also include a discussion of certain U.S. federal income tax consequences.

Copies of the applicable form of deposit agreement and depositary receipt will be filed or incorporated by reference as exhibits to the Registration Statement of which this prospectus is a part or to a document incorporated or deemed to be incorporated by reference herein and may be obtained as described below under “Where You Can Find More Information.” The statements in this prospectus relating to any deposit agreement, the depositary receipts to be issued thereunder and the related depositary shares are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable deposit agreement and related depositary receipts. Accordingly, you should read the form of deposit agreement and depositary receipt in their entirety before making an investment decision.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities will be:

•	our direct general obligations;

•	either senior debt securities or subordinated debt securities; and

•	issued under separate indentures among us and a trustee that will be named in a prospectus supplement and a supplemental indenture.

We may issue debt securities in one or more series.

If we offer senior debt securities, we will issue them under a senior indenture. If we issue subordinated debt securities, we will issue them under a subordinated indenture. A form of each indenture is filed as an exhibit to the registration statement of which this prospectus is a part. We have not restated either indenture in its entirety in this description. Investors in any debt securities we may issue should read the relevant indenture because it, and not this description, will control their rights as holders of the debt securities. Capitalized terms used in this summary have the meanings specified in the indentures.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

A prospectus supplement and relating to any series of debt securities being offered will describe the specific terms of the debt securities being offered. These terms will include some or all of the following, as applicable:

•	the issuer of the debt securities;

•	the co-issuer(s) of the debt securities, if any;

•	the guarantor(s) of the debt securities, if any;

•	whether the debt securities are senior or subordinated debt securities;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	the process to authenticate and deliver the debt securities and the application of the proceeds thereof;

•	the assets, if any, that are pledged as security for the payment of the debt securities;

•	the terms of any release, or the release and substitution of, any assets pledged as security for the payment of the debt securities;

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whether we will issue the debt securities in individual certificates to each holder in registered form, or in the form of temporary or permanent global securities held by a depository on behalf of holders;

•	the price(s) at which we will issue the debt securities;

•	the portion of the principal amount that will be payable if the maturity of the debt securities is accelerated;

•	the currency or currency unit in which the debt securities will be payable, if not U.S. dollars;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

•	any conversion or exchange provisions;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	any changes to or additional events of default or covenants; and

•	any other terms of the debt securities.

We may offer and sell debt securities, including original issue discount debt securities, at a substantial discount below their principal amount. The relevant prospectus supplement will describe special U.S. federal income tax and any other considerations applicable to those securities. In addition, the prospectus supplement may describe certain special U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency other than U.S. dollars.

Payment of Interest and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a book-entry debt security), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a certificated debt security), as described in the applicable prospectus supplement.

Certificated Debt Securities

You may transfer or exchange certificated debt securities at the trustee’s designated offices or paying agencies in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may transfer certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the old certificate representing those certificated debt securities, and either we or the trustee will reissue the old certificate to the new holder or we or the trustee will issue a new certificate to the new holder.

Book-Entry Debt Securities

We may issue the debt securities of a series in the form of one or more book-entry debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue book-entry debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any book-entry debt securities.

Provisions Relating only to Senior Debt Securities

Senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt. Senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral for that debt. We will disclose the amount of our secured debt in the prospectus supplement.

Provisions Relating only to Subordinated Debt Securities

Subordinated Debt Securities Subordinated to Senior Indebtedness. Subordinated debt securities will rank junior in right of payment to all of our Senior Indebtedness. “Senior Indebtedness” will be defined in a supplemental indenture or authorizing resolutions respecting any issuance of a series of subordinated debt securities, and the definition will be set forth in the prospectus supplement.

Payment Blockages. Subordinated indenture will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made if:

•	we or our property is involved in any voluntary or involuntary liquidation or bankruptcy;

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we fail to pay the principal, interest, any premium or any other amounts on any Senior Indebtedness within any applicable grace period or the maturity of such Senior Indebtedness is accelerated following any other default, subject to certain limited exceptions set forth in the subordinated indenture; or

•	any other default on any Senior Indebtedness occurs that permits immediate acceleration of its maturity, in which case a payment blockage on the subordinated debt securities will be imposed.

No Limitation on Amount of Senior Debt. The subordinated indenture will not limit the amount of Senior Indebtedness that we may incur, unless otherwise indicated in the prospectus supplement.

DESCRIPTION OF WARRANTS

The following describes some of the general terms and provisions of warrants we may issue. Warrants may be issued independently or together with any other securities offered by any prospectus supplement or any other offering materials and may be attached to or separate from those securities. Warrants may be issued under warrant agreements to be entered into between us and a warrant agent or may be represented by individual warrant certificates, all as specified in the applicable prospectus supplement or any other offering materials. The warrant agent, if any, for any series of warrants will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. As of the date of this prospectus, there are no outstanding warrants to purchase shares of our common stock or preferred stock.

Reference is made to each prospectus supplement or any other offering materials for the specific terms of the warrants offered thereby. These terms may include the following, as applicable:

•	the title and aggregate number of the warrants;

•	the price(s) at which the warrants will be issued;

•	the title, amount and terms of the securities purchasable upon exercise of the warrants;

•	the title, amount and terms of the securities offered with the warrants and the number of warrants issued with each such security;

•	the date, if any, on and after which the warrants and the related securities will be separately transferable;

•	the price at which the related securities may be purchased upon exercise of the warrants;

•	the exercise period for the warrants;

•	the minimum or maximum number of warrants that may be exercised at any one time;

•	any applicable anti-dilution, redemption or call provisions;

•	any applicable book-entry provisions;

•	a discussion of federal income tax considerations, if any; and

•	any other terms of the warrants.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities, shares of common stock, shares of preferred stock, depositary shares, or warrants or any combination of such securities.

A prospectus supplement and any other offering materials relating to any units issued under the registration statement of which this prospectus is a part will specify the terms of the units, including:

•

the terms of the units and of any of the debt securities, common stock, preferred stock, depositary shares, and warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units; and

•	any other terms of the units.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW AND OUR CHARTER AND BYLAWS

The following summarizes material provisions of Maryland law and our charter and bylaws. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

The Maryland General Corporation Law, or MGCL, and our charter and bylaws contain provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. We expect that these provisions may discourage certain coercive takeover practices and inadequate takeover bids and may encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Number of Directors; Vacancies; Removal

Our charter provides that the number of directors will be set only by the board of directors in accordance with our bylaws. Our bylaws provide that a majority of our entire board of directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than two nor more than 15. Our bylaws currently provide that any vacancy may be filled by a majority of the remaining directors, except a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire board of directors. Any individual elected to fill such vacancy will serve until the next annual meeting of stockholders and until a successor is duly elected and qualifies.

Our charter provides that a director may be removed only for cause, as defined in our charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.

Action by Stockholders

Under the MGCL, the holders of shares of common stock of a Maryland corporation can take action only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting (unless the charter of such corporation provides for a lesser percentage, which our charter does not). These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only:

•	pursuant to our notice of the meeting;

•	by the board of directors; or

•

by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the annual meeting and who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting of stockholders at which directors are to be elected may be made only:

•	pursuant to our notice of the meeting;

•	by the board of directors; or

•

provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the annual meeting and who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Calling of Special Meetings of Stockholders

Our bylaws provide that special meetings of stockholders may be called by our board of directors and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders shall be called by our secretary upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter generally provides for approval of charter amendments (not including certain amendments relating to director removal, classification of preferred stock and transfer and ownership limitations, which still require the statutory two-thirds vote referred to above) and extraordinary transactions, which have been first declared advisable by our board of directors, by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.

Our bylaws provide that the bylaws may be altered, amended or repealed, in whole or in part, and new Bylaws may be adopted by the board as well as by the stockholders, without the approval of the board, by the affirmative vote of a majority of the votes entitled to be cast on the matter by stockholders entitled to vote.

No Appraisal Rights

As permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights, unless the board of directors determines that such rights will apply.

Control Share Acquisitions

The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, by officers of the corporation or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter.

Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, but does not include the acquisition of shares (i) under the laws of descent and distribution, (ii) under the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing this subtitle or (iii) pursuant to a merger, consolidation or share exchange effected under Subtitle 1 of the Control Share Acquisition Act if the corporation is a party to the merger, consolidation or share exchange.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may repurchase for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to repurchase control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The Control Share Acquisition Act does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions by any person of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•

an affiliate or associate of the corporation who, at any time within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he or she otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation, excluding shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds stockholder vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) require a two-thirds stockholder vote for the removal of any director from the board, as well as require such removal be for cause (as defined in our charter), (b) unless called by our chairman of the board, our president, our chief executive officer or the board, require the request of holders of a majority of outstanding shares to call a special meeting and (c) vest in the board the exclusive power to fix the number of directorships. Our bylaws currently provide that any vacancy may be filled by a majority of the remaining directors, except a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire board of directors. Any individual elected to fill such vacancy will serve until the next annual meeting of stockholders and until a successor is duly elected and qualified. However, our board of directors may elect by resolution to be subject to any or all provisions, in whole or in part, of Subtitle 8 that are not yet already applicable to us so long as we have at least three directors who, at the time of any such election, are not officers or employees of the company, are not acquiring persons, are not directors, officers, affiliates or associates of an acquiring person and were not nominated or designated as directors by an acquiring person.

TAX CONSIDERATIONS

For a summary of the material federal income tax considerations that a stockholder may consider relevant, see Exhibit 99.6 to our 2020 Form 10-K, which is incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION

We may distribute our securities from time to time in one or more transactions at a fixed price or prices. We may change these prices from time to time. We may also distribute our securities at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, including, in the case of our equity securities, sales deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended, or the Securities Act, to or through a market maker or directly into an existing trading market, on an exchange or otherwise, for shares.

We may sell our securities in any of the following ways:

•	through underwriters or dealers;

•	through agents who may be deemed to be underwriters as defined in the Securities Act;

•	directly to one or more purchasers; and

•	directly to holders of warrants exercisable for our securities upon the exercise of their warrants.

The prospectus supplement or any other offering materials we may use for a particular offering will set forth the terms of the securities we offer, the terms of the offering, purchase price, the proceeds we will receive from the offering, any delayed delivery arrangements, any underwriting arrangements, including underwriting discounts and other items constituting underwriters’ compensation, and any discounts or concessions allowed or reallowed or paid to dealers. We may have agreements with the underwriters, dealers and agents who participate in the distribution to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments which they may be required to make.

If we use underwriters in the sale, the securities we offer will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Our securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of our securities will be named in the prospectus supplement or any other offering materials relating to that offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of that prospectus supplement or in the other offering materials.

If we use dealers in an offering of our securities, we will sell the shares to the dealers as principals. The dealers may then resell the shares to the public at varying prices to be determined by those dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in a prospectus supplement or other offering materials. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may also offer our securities directly, or though agents we designate, from time to time at fixed prices, which we may change, or at varying prices determined at the time of sale. We will name any agent we use and describe the terms of the agency, including any commission payable by us to the agent, in a prospectus supplement or other offering materials. Unless otherwise indicated in the prospectus supplement or any other offering materials, any agent we use will act on a reasonable best efforts basis for the period of its appointment.

In certain states, our securities may be sold only through registered or licensed brokers or dealers. In addition, in certain states, our securities may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

Any common stock sold pursuant to a prospectus supplement or any other offering materials will be listed on the New York Stock Exchange or other national securities exchange. Preferred stock and warrants may or may not be listed on a national securities exchange.

LEGAL MATTERS

The legality of the securities has been passed upon for us by McDermott Will & Emery LLP. In addition, certain legal matters will be passed upon for us by Ledgewood, a professional corporation. The description of the federal income tax consequences appearing in and incorporated by reference in this prospectus supplement and in the accompanying prospectus is based on the opinion of Ledgewood.

EXPERTS

The financial statements, schedules and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

$

% Senior Notes due

PROSPECTUS SUPPLEMENT

Raymond James

            , 2021